AMENDMENT NUMBER FIFTY-NINE TO SUB-ADMINISTRATION AGREEMENT THIS AMENDMENT NUMBER FIFTY.NINE TO SUB-ADMINISTRATION AGREEMENT (this "Amendment) is entered into as of the 7" day of March, 2024 ('Amendment Effective Date') by and between Global X Management Company LLC, a Delaware limited liability company ("3XMC"), and SEl Investments Global Funds Services, a Delaware statutory trust(the "Sub-Administrator). WHEREAS, GXMserves as investment adviser and administrator to Global X Funds (the "Trust"), an open end management investment company registered under the InvestmentCompany Act of 1940, as amended; WHEREAS, GXMC and the Sub-Administrator entered into a Sub-Administration Agreement dated as of the 25th dayofNovember, 2008, as amended, pursuant to which the Sub-Administrator agreed to provide certain administrative, accounting and compliance serviceswith respect to the Trust (the "Agreement); and WHEREAS,GXMCand the Sub-Administrator desire to further amend the Agreementon the terms and subject to the conditions provided herein. NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows: 1. Schedule I (Funds). Schedule I (Funds) of the Agreement is hereby deleted and replaced in its entirely as set forth in the Schedule I (Funds) attached asAttachment 1 hereto. 2. Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect. 3, Counterparts, This Amendment may be executed in one or more counterparts, all of which shall oonstitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Amendment shall be deemed executed by both partieswhen any one ormore counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties. 4. Governing Law. ThisAmendment shall be governed byand construed in accordancewith the lawso the Commonwealth ofPennsylvania without giving effect to any conflict oflaws or choice of laws rules or principles thereof. To the extent that the applicable laws ofthe Commonwealth ofPennsylvania, or any of the provisions of thisAmendment, conflictwith the applicable provisions of the 1940 Act, the SecuritiesAct of 1933 or the Securities Exchange Act of 1934, the latter shall control. IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as ofthe dayand year first above written. SEI INVESTMENTS GLOBAL FUNDS SERVICES et#63.5 {MANAGEMENTCOMPANY LLC by,her. N e: Susan Lively tle: General Counsel